Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of January 25, 2006

Among

BOSTON SCIENTIFIC CORPORATION,

GALAXY MERGER SUB, INC.

And

GUIDANT CORPORATION

TABLE OF CONTENTS

Page

ARTICLE I

The Merger

SECTION 1.01. The Merger	1
SECTION 1.02. Closing	2
SECTION 1.03. Effective Time	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Articles of Incorporation and By-laws	2
SECTION 1.06. Directors	2
SECTION 1.07. Officers	2

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock	3
SECTION 2.02. Exchange of Certificates	4

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	7
SECTION 3.02. Representations and Warranties of Parent and Sub	27

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

SECTION 4.01. Conduct of Business	38
SECTION 4.02. No Solicitation	44

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meetings	47
SECTION 5.02. Access to Information; Confidentiality	48
SECTION 5.03. Reasonable Best Efforts	49
SECTION 5.04. Company Stock Options; ESPP	51
SECTION 5.05. Indemnification, Exculpation and Insurance	53

i

ii

Annex I	Index of Defined Terms
Exhibit A	Restated Articles of Incorporation of the Surviving Corporation
Exhibit B	Affiliate Letter
Exhibit C	Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 25, 2006, among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Parent”), GALAXY MERGER SUB, INC., an Indiana corporation and a wholly owned Subsidiary of Parent (“Sub”), and GUIDANT CORPORATION, an Indiana corporation (the “Company”).

WHEREAS, the Company and Johnson & Johnson (“J&J”) entered into an Agreement and Plan of Merger, dated as of December 15, 2004, amended and restated as of November 14, 2005 and further amended as of January 11, 2006 and January 13, 2006 (the “J&J Agreement”);

WHEREAS, immediately prior to execution of this Agreement, the Company terminated the J&J Agreement in accordance with its terms;

WHEREAS, the Board of Directors of each of the Company and Sub has adopted, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, without par value, of the Company (“Company Common Stock”), other than shares of Company Common Stock directly owned by Parent, Sub or the Company, will be converted into the right to receive (a) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and (b) $42.00 in cash, without interest;

WHEREAS, certain stockholders of Parent have entered into Voting Agreements with the Company, dated as of the date hereof, providing that, among other things, such stockholders will vote their shares of Parent Common Stock in favor of (i) an amendment to the Second Restated Certificate of Incorporation of Parent, as amended (the “Parent Certificate”), to increase the authorized number of shares of Parent Common Stock from 1,200,000,000 to 2,000,000,000 (the “Amendment”) and (ii) the issuance of shares of Parent Common Stock to the shareholders of the Company pursuant to the terms of the Merger (the “Share Issuance”); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of Indiana (the “IBCL”), Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving

Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the IBCL.

SECTION 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Indiana articles of merger (the “Articles of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the IBCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the IBCL.  The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Indiana, or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 23-1-40-6 of the IBCL.

SECTION 1.05.  Articles of Incorporation and By-laws.  (a)  The Articles of Incorporation of the Company (the “Company Articles”) shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Articles shall be the Restated Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)           The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a)           Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

(b)           Cancelation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock.  Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive (i) that number of validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Stock Portion”) equal to the quotient determined by dividing $38.00 by the Parent Average Closing Stock Price (as defined below) and rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”), payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such share of Company Common Stock; provided, however, that if such quotient is less than 1.3167, the Exchange Ratio will be 1.3167 and if such quotient is greater than 1.6799, the Exchange Ratio will be 1.6799, (ii) $42.00 in cash, without interest (the “Cash Portion”) and (iii) if the Closing shall not have occurred on or prior to March 31, 2006, an amount in cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of the Closing (the “Interest Portion”; the Interest Portion, if any, together with the Stock Portion and Cash Portion, being the “Merger Consideration”).  For the purposes of this Section 2.01, the term “Parent Average Closing Stock Price” means the average of the per share closing prices of Parent Common Stock on the NYSE during the 20 consecutive trading days ending on (and including) the date that is three trading days prior to the date of the Closing.  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, (A) the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (B) Parent declares or pays cash dividends in any fiscal quarter in excess of 200% of the amount of regularly quarterly dividends paid by the Parent immediately prior to the date hereof or (C) Parent engages in any spin-off or split-off, then in any such case the Exchange Ratio shall be appropriately adjusted to reflect such action.  The right of any holder of a Certificate to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

SECTION 2.02.  Exchange of Certificates.  (a)  Exchange Agent.  Prior to the Effective Time, Parent shall appoint EquiServe Trust Company or another bank or trust company that is reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, for the benefit of the holders of Certificates, certificates representing shares of Parent Common Stock and cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c).  In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e).  All shares of Parent Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e).  Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(c), (ii) a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.01(c) (which shall be in uncertificated book entry form unless a physical certificate is requested), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e).  No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(c)           Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II.  Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d)           No Further Ownership Rights in Company Common Stock.  The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) to the holder thereof as provided in this Article II.

(e)           No Fractional Shares.  (i)  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii)           In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Closing Date (the “Closing Price”), as such price is reported on the New York Stock Exchange, Inc.(the “NYSE”) Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(f)            Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

(g)           No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h)           Investment of Exchange Fund.  The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to and be income of Parent.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i)            Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

(j)            Withholding Rights.  Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

ARTICLE III

Representations and Warranties

SECTION 3.01.  Representations and Warranties of the Company.  Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”), and except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face), the Company represents and warrants to Parent and Sub as follows:

(a)           Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Articles and the Company’s By-laws (the “Company By-laws”), and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act), in each case as amended to the date hereof.

(b)           Subsidiaries.  Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, (i) each Significant Subsidiary of the Company (including its state of incorporation or formation) and (ii) each other Subsidiary of the Company.  All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of the Company, is directly or indirectly owned by the Company.  All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  Except with respect to securities of non-Affiliates that, to the Knowledge of the Company, do not constitute a 20% or greater interest in such non-Affiliates (or a 5% or greater interest in such non-Affiliates if the Company’s investment therein is greater than $20,000,000), and except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c)           Capital Structure.  The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, without par value (“Company Preferred Stock”).  1,000,000 shares of Company Preferred Stock have been designated as Series A Participating Preferred Stock, without par value (the “Company Series A Preferred Stock”).  At the close of business on December 31, 2005, (i) 335,456,814 shares of Company Common Stock were issued and outstanding (which number includes (A) 1,620,416 shares of Company Common Stock held by the Company in its treasury, (B) 1,276,225 shares of Company Common Stock held by the trust established under The Guidant Employee Savings and Stock Ownership Plan and (C) 1,024,479 shares of Company Common Stock subject to vesting and restrictions on transfer (“Company Restricted Stock”)), (ii) 27,018,113 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1994 Stock Plan, as amended, 1996 Nonemployee Director Stock Plan, as amended, 1998 Stock Plan, as amended, and 2001 Employee Stock Purchase Plan (the “ESPP”) (such plans, collectively, the “Company Stock Plans”), of which 23,845,935 shares of Company Common Stock were subject to outstanding Company Stock Options or agreements to issue Company Stock Options, and (iii) no shares of Company Preferred Stock (including Company Series A Preferred Stock) were issued or outstanding or were held by the Company as treasury shares.  Except as set forth above in this Section 3.01(c), at the close of business on December 31, 2005, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding.  At the close of business on December 31, 2005, there were no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”).  All outstanding options to purchase shares of Company Common Stock exclusive of rights under the ESPP (collectively, “Company Stock Options”) and shares of Company Restricted Stock are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or Company Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c) and subject to Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.  Except as set forth above in this Section 3.01(c) and subject to Section 4.01(a), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(d)           Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Shareholder Approval).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted by all directors present, resolutions (i) adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the shareholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the Company use its reasonable best efforts to submit the approval of this Agreement to a vote at a meeting of the shareholders of the Company as promptly as practicable, and (iv) recommending that the shareholders of the Company approve this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.  The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Articles or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the Company, Parent or any of their respective Subsidiaries, as applicable, to be legally binding, (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the obtaining of the Company Shareholder Approval and the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (each, a “Law”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, cancelation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder, (B) all required notifications and filings by the Company under Article 4 of Council Regulation 139/2004 of the European Community, as amended (the “EC Merger Regulation”), and the receipt of a decision under Article 6(1)(b), 8(1) or 8(2) thereunder declaring the Merger compatible with the EC Common Market and (C) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (X) the Proxy Statement and (Y) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings with and approvals of the NYSE and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(e)           Company SEC Documents.  (i)  The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2003 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  As of their respective filing dates, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Company SEC Documents.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.  None of the Subsidiaries of the Company are, or have at any time since January 1, 2003 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii)           Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii)          The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iv)          The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f)            Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and the stockholders of Parent and at the time of each of the Shareholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g)           Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or as expressly permitted pursuant to Section 4.01(a)(i) through (xiv), since the date of the most recent financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than (x) cash dividends payable by the Company in respect of shares of Company Common Stock consistent with past practice and not exceeding $0.10 per share of Company Common Stock per fiscal quarter or (y) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, other than in connection with net share withholding in connection with the vesting of Company Restricted Stock, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former (1) director of the Company or any of its Subsidiaries or (2) employee of the Company or any of its Subsidiaries who is treated as a Tier I Employee (a “Tier I Employee”) or Tier II Employee (a “Tier II Employee”) for purposes of the Company’s Change in Control Severance Pay Plan for Select Employees (all individuals described in the foregoing clauses (1) and (2) of this clause (A), collectively, the “Key Personnel”) of any increase in compensation, bonus or fringe or other benefits, except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any Key Personnel of (1) any increase in severance or termination pay or (2) any right to receive any severance or termination pay except for severance or termination pay received in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification Contract with any Key Personnel or (2) any Contract with any Key Personnel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such Contracts under this clause (C), collectively, “Company Benefit Agreements”), (D) the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder, except as required to comply with applicable Law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date hereof or (E) the adoption, amendment or termination of any Company Benefit Plan, other than, in the cases of clauses (A),

(B), (C) and (D), such increases, amendments, new agreements, removals, modifications or terminations with respect to Tier II Employees that (1) do not provide for any increase in compensation or benefits for any individual Tier II Employee that is material in relation to such Tier II Employee’s compensation or benefits prior to such increase and (2) in the aggregate do not result in any material increase in compensation, benefits or other similar expenses of the Company and its Subsidiaries, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election or any settlement or compromise of any material income tax liability.

(h)           Litigation.  Except with respect to taxes, which are the subject of Section 3.01(n), there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any demand, letter or Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(i)            Contracts.  (1)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Material Contract”).  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has entered into any Contract that is currently in effect that is required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

(2)           Section 3.01(i)(2) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (A) each material Contract restricting or purporting to restrict any of the Company’s Affiliates’ ability to compete (other than each such Contract that only restricts the Company’s Subsidiaries’ ability to compete) in any line of business, geographic area or customer segment, (B) each material Contract restricting the Company’s or any of its Subsidiaries’ ability to compete in any line of business, geographic area or customer segment and (C) each material Contract relating to distribution, sale, supply, licensing, co-promotion or manufacturing of any products or services of the Company or any of its Subsidiaries or any products licensed by the Company or any of its Subsidiaries.

(j)            Compliance with Laws; Environmental Matters.  (i)  Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), taxes and regulatory compliance, which are the subjects of Sections 3.01(j)(ii), 3.01(l), 3.01(n) and 3.01(u), respectively, each of the Company and its Subsidiaries is in compliance with all Laws and Orders (collectively, “Legal Provisions”) applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Since January 1, 2000, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  The consummation of the Merger, in and of itself, would not cause the revocation or cancelation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(ii)           Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there have been no Releases of Hazardous Materials in, on, under or affecting any properties which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (B) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under or affecting any properties which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (C) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and (D) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws.  The term “Environmental Laws” means all applicable Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety.  The term “Hazardous Materials” means (1) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.  The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(k)           Labor Relations.  From the date of the most recent financial statements included in the Filed Company SEC Documents through the date hereof, there has not been any adoption, material amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  There are no collective bargaining or other labor union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary.  Since January 1, 2003, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(l)            ERISA Compliance.  (i)  Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of each employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy or Contract maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable law), in each case providing benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, but exclusive of individual option and restricted award agreements issued under the Company Stock Plans, the “Company Benefit Plans”) and each Company Benefit Agreement (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance).  Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan”.

(ii)           The Company has provided to Parent complete and accurate copies of (A) each Company Benefit Plan or, at the Company’s option, in the case of Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States, a summary thereof (or, in either case, with respect to any unwritten Company Benefit Plans, descriptions thereof) and Company Benefit Agreements (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (D) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan.

(iii)          Each Company Benefit Plan has been administered in all material respects in accordance with its terms.  The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining Contracts.

(iv)          All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to “TRA” (as defined in Section 1 of IRS Rev. Proc. 93-39), and have timely filed with the IRS determination letter applications (or have received such a determination letter) with respect to “GUST” (as defined in Section 1 of IRS Notice 2001-42), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.  The Company has provided to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any.  The Company has also provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(v)           Neither the Company nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA.  To the Knowledge of the Company, no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA.  The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

(vi)          Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, (B) none of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the

Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could reasonably be expected to give rise to any material liability and (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

(vii)         Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents and (B) no Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(viii)        With respect to each Company Benefit Plan, except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(ix)           Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time.  Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law.  Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code).

(x)            None of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(xi)           Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.  No current or former independent contractor that provides or provided personal services to the Company or its Subsidiaries (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any plan, program, policy or Contract to which the Company or any of its Subsidiaries is a party or which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries.

(xii)          No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.  For each of the Key Personnel, the Company has previously provided to Parent (A) accurate Form W-2 information for the 1999, 2000, 2001, 2002 and 2003 calendar years, (B) annual base salary as of the date hereof, actual bonus earned for the 2003 calendar year and target annual bonus for the 2004 calendar year and (C) a list, as of the date hereof, of all outstanding Company Stock Options, Company Restricted Stock and Company Stock-Based Awards granted under the Company Stock Plans or otherwise (other than rights under the ESPP), together with (as applicable) the number of shares of Company Common Stock subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof, (D) estimated current annual cost of welfare benefits and (E) estimated cost of the pension benefit enhancement under Section 8 of the Company’s Change in Control Severance Plan for Select Employees.

(m)          No Parachute Gross Up.  Except as provided in accordance with the Company’s Change in Control Severance Pay Plan for Select Employees, no current or former employee or director of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

(n)           Taxes.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)            All tax returns required by applicable Law to have been filed with any taxing authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such tax returns are true and complete in all material respects.

(ii)           The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all taxes due and owing, and the Company’s most recent financial statements included in the Filed Company SEC Documents reflect an adequate accrual for all taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(iii)          There are no Liens or encumbrances for taxes on any of the assets of the Company or any of its Subsidiaries other than for taxes not yet due and payable.

(iv)          The Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes.

(v)           No written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of the Company or its Subsidiaries.

(vi)          There is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and, to the Knowledge of the Company, foreign taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension.

(vii)         No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file tax returns, alleging that the Company or any of its Subsidiaries has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction.

(viii)        Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period during the eight years prior to the date of this Agreement, in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and, to the Knowledge of the Company, foreign tax return other than consolidated tax returns for the consolidated group of which the Company is the common parent.

(ix)           Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(xi)           Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the long-term contract method of accounting, (E) the cash method of accounting or Section 481 of the Code or (F) any comparable provisions of state or local tax Law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the most recent financial statements of the Company included in the Filed Company SEC Documents.

(xii)          Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(xiii)         As used in this Agreement (A) ”tax” means (i) any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any person and liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which liability of the Company or any of its Subsidiaries is determined or taken into account with reference to the activities of any other person, (iii) in the case of the Company or any of its Subsidiaries, liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing Contract or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing Contract (including an indemnification Contract), (iv) in the case of Parent or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which liability of Parent or any of its Subsidiaries is determined or taken into account with reference to the activities of any other person and (v) in the case of Parent or any of its Subsidiaries, liability of Parent or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing Contract or with respect to the payment of any amount imposed on any person of the type described in (i) or (iv) as a result of any existing Contract (including an indemnification Contract); (B) ”taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) ”tax return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(o)           Title to Properties.  Each of the Company and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(p)           Intellectual Property.  (i)  Section 3.01(p)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that, in each case, are owned by or licensed to the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.  Such intellectual property rights required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule, together with any tradename rights, trade secret or know how rights, service mark rights, trademark rights, patent rights, intellectual property rights in computer programs or software or other type of intellectual property rights, in each case, that are owned or licensed by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are collectively referred to herein as “Intellectual Property Rights”.  All Intellectual Property Rights are either (x) owned by the Company or a Subsidiary of the Company free and clear of all Liens or (y) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens, except where the failure to so own or license such Intellectual Property Rights individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  There are no claims pending or, to the Knowledge of the Company, threatened with regard to the ownership or, to the Knowledge of the Company, licensing by the Company or any of its Subsidiaries of any Intellectual Property Rights which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries owns, is validly licensed or otherwise has the right to use all Intellectual Property Rights, except where the failure to own, have a valid license or otherwise have rights to use individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Intellectual Property Right, in each case that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.  Section 3.01(p)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, all Contracts under which the Company or any of its Subsidiaries is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by the Company or any of its Subsidiaries and for which such payments are in excess of $2,000,000 per year for any single product.  The aggregate amount of all such payments that the Company and its Subsidiaries are obligated to make under any Contract of the type described in the immediately preceding sentence that are not required to be disclosed pursuant to such sentence does not exceed $10,000,000 per year.

(ii)           There are no pending or, to the Knowledge of the Company, threatened claims that the Company or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use or sale by the Company or any of its Subsidiaries of any products or to the operations of the Company and its Subsidiaries) any intellectual property rights of any person which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, as of the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim by a person to exclude or prevent the Company or any of its Subsidiaries from freely using its Intellectual Property Rights and that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(iii)          All patents required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect, other than failures to be duly registered, filed, issued or paid which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  None of the patents required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has expired or been declared invalid, in whole or in part, by any Governmental Entity, other than such expirations or declarations of invalidity which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings challenging any of the patents or patent applications required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or, to the Company’s Knowledge, challenging any such patents or patent applications licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than such interferences, oppositions, reissues, reexaminations or proceedings that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(iv)          Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have used commercially reasonable efforts to maintain their material trade secrets in confidence.

(q)           Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders’ Meeting or any

adjournment or postponement thereof to approve this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated by this Agreement.

(r)            State Takeover Laws; Company Articles Provisions.  The Board of Directors of the Company has unanimously adopted, by all directors present, this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such adoption represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions (i) on “business combinations” (as defined in Section 23-1-43-5 of the IBCL) set forth in Section 23-1-43-18 of the IBCL and (ii) on the actions or transactions set forth in Paragraph 6 of the Company Articles (“Paragraph 6”), in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.  For purposes of Paragraph 6, the approval of the Board of Directors of the Company referred to in the immediately preceding sentence constitutes the approval of the Merger and the other transactions contemplated by this Agreement by the “Continuing Directors” (as defined in Paragraph 6) pursuant to clause (c) of Paragraph 6.  No other similar provision of the Company Articles or the Company By-laws or, to the Knowledge of the Company, other state takeover Law or similar Law applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s)           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(t)            Opinion of Financial Advisors.  The Company has received the opinions of each of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, in each case dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been, or will promptly be, delivered to Parent.

(u)           Regulatory Compliance.  (i)  As to each product subject to the FDCA or similar Legal Provisions in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries (a “Medical Device”), each such Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a

Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice or other communication from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Medical Device of any Legal Provision, in the case of (A) and (B), that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(ii)           No Medical Device is under consideration by senior management of the Company or any of its Subsidiaries for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2002.  No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or any licensee of any Medical Device which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(iii)          As to each Medical Device of the Company or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Legal Provisions and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Legal Provisions, except for any such failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(iv)          No article of any Medical Device manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Legal Provisions), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(v)           Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue

Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a(b) or any similar Legal Provision.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Legal Provision.

(vi)          Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(vii)         To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.

(v)           Rights Agreement.  The Company has taken all actions necessary to cause the Rights Agreement dated as of December 15, 2004, between the Company and EquiServe Trust Company, as rights agent (the “Rights Agreement”), to (i) render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement, (y) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur and (z) the rights (the “Company Rights”) to purchase Company Series A Preferred Stock issued under the Rights Agreement do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

(w)          Termination of J&J Agreement.  Immediately prior to execution of this Agreement, the Company validly terminated the J&J Agreement in accordance with Section 7.01(f) of the J&J Agreement.

SECTION 3.02.  Representations and Warranties of Parent and Sub.  Except as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement (“Filed Parent SEC Documents”), and except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Parent Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face), Parent and Sub represent and warrant to the Company as follows:

(a)           Organization, Standing and Corporate Power.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to have such governmental licenses, permits, authorizations and approvals individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company complete and accurate copies of the Parent Certificate and the Restated By-laws of Parent (the “Parent By-laws”), the Articles of Incorporation of Sub (the “Sub Articles”) and the By-laws of Sub, in each case as amended to the date hereof.

(b)           Authority; Noncontravention.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of Parent Stockholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Indiana).  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).  The execution and delivery of this Agreement by Parent and Sub do not, and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Parent Certificate or By-laws, the Sub Articles or the By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject or (z) subject to obtaining the Parent Stockholder Approval, the governmental filings and other matters referred to in the following sentence, any Legal Provision applicable to Parent or Sub or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, cancelation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (1) have a Parent Material Adverse Effect, (2) impair in any material respect the ability of Parent or Sub to perform its respective obligations under this Agreement or (3) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder, (B) all required notifications and filings by Parent under Article 4 of the EC Merger Regulation and the receipt of a decision under Article 6(1)(b), 8(1) or 8(2) thereunder declaring the Merger compatible with the EC Common Market and (C) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the SEC of (X) the Form S-4, (Y) the Proxy Statement and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Indiana, (4) the filing of an amended Parent Certificate with the Secretary of State of the State of Delaware to reflect the Amendment, (5) any filings with and approvals of the NYSE and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Sub to perform its respective obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(c)           Parent SEC Documents.  Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 2003 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”).  As of their respective filing dates, the Parent SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act and SOX applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised, amended, supplemented or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Parent SEC Documents.  Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

(i)            Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate.  Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(ii)           Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii)          Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(d)           Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and the stockholders of Parent and at the time of each of the Shareholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

(e)           Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(f)            Capital Resources.  As of the Closing, Parent will have funds that are sufficient to effect the Closing on the terms contemplated hereby.

(g)           Brokers.  No broker, investment banker, financial advisor or other person (other than Merrill Lynch & Co., Bear, Stearns & Co. Inc. and Banc of America Securities LLC), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

(h)           Capital Structure.  As of the date hereof, the authorized capital stock of Parent consists of 1,200,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Stock”).  At the close of business on January 6, 2006, (i) 820,349,733 shares of Parent Common Stock were issued and outstanding, (ii) 24,215,559 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock had been designated or issued and (iv) 54,207,720 shares of Parent Common Stock were subject to outstanding options to purchase or Parent’s obligation to issue shares of Parent Common Stock granted under Parent’s stock incentive plans.  Except as set forth above in this Section 3.02(h), at the close of business on January 6, 2006, there were not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or (C) any warrants, calls, options or other rights to acquire from Parent, or any obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent.  Except as set forth above in this Section 3.02(h), at the close of business on January 6, 2006, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding.  The authorized capital stock of Sub consists of 200 shares of common stock, no par value, of which 200 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(i)            Absence of Changes.  Except for liabilities incurred in connection with this Agreement or as expressly permitted pursuant to Section 4.01(b)(i) through (ix), since the date of the most recent financial statements included in the Filed Parent SEC Documents, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Parent Material Adverse Change, and from such date until the date hereof there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of Parent or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its stockholders, (ii) any purchase, redemption or other acquisition by Parent or any of its Subsidiaries of any shares of capital stock or any other securities of Parent or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of Parent or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, (v) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vi) any material tax election or any settlement or compromise of any material income tax liability.

(j)            Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

(k)           Intellectual Property.  (i)  Section 3.02(k)(i) of the Parent Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that, in each case, are owned by or licensed to Parent or any of its Subsidiaries and are material to the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted.  Such intellectual property rights required to be listed in Section 3.02(k)(i) of the Parent Disclosure Schedule, together with any tradename rights, trade secret or know how rights, service mark rights, trademark rights, patent rights, intellectual property rights in computer programs or software or other type of intellectual property rights, in each case, that are owned or licensed by Parent or any of its Subsidiaries and are material to the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted, are collectively referred to herein as “Parent Intellectual Property Rights”.  All Parent Intellectual Property Rights are either (x) owned by Parent or a Subsidiary of Parent free and clear of all Liens or (y) licensed to Parent or a Subsidiary of Parent free and clear (to the Knowledge of Parent) of all Liens, except where the failure to so own or license such Parent Intellectual Property Rights individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  There are no claims pending or, to the Knowledge of Parent, threatened with regard to the ownership or, to the Knowledge of Parent, licensing by Parent or any of its Subsidiaries of any Parent Intellectual Property Rights which individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and its Subsidiaries owns, is validly licensed or otherwise has the right to use all Parent Intellectual Property Rights, except where the failure to own, have a valid license or otherwise have rights to use individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  The execution and delivery of this Agreement by Parent do not, and the consummation by Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Parent Intellectual Property Right, in each case that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.  Section 3.02(k)(i) of the Parent Disclosure Schedule sets forth, as of the date hereof, all Contracts under which Parent or any of its Subsidiaries is obligated to make payments to third parties for use of any Parent Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by Parent or any of its Subsidiaries and for which such payments are in excess of $2,000,000 per year for any single product.  The aggregate amount of all such payments that Parent and its Subsidiaries are obligated to make under any Contract of the type described in the immediately preceding sentence that are not required to be disclosed pursuant to such sentence does not exceed $10,000,000 per year.  There are no pending or, to the Knowledge of Parent, threatened claims that Parent or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use or sale by Parent or any of its Subsidiaries of any products or to the operations of Parent and its Subsidiaries) any intellectual property rights of any person which individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.  To the Knowledge of Parent, as of the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim by a person to exclude or prevent Parent or any of its Subsidiaries from freely using its Parent Intellectual Property Rights and that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

(ii)           All patents required to be listed in Section 3.02(k)(i) of Parent Disclosure Schedule that are owned by Parent or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect, other than failures to be duly registered, filed, issued or paid which individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  None of the patents required to be listed in Section 3.02(k)(i) of Parent Disclosure Schedule that are owned by Parent or any of its Subsidiaries has expired or been declared invalid, in whole or in part, by any Governmental Entity, other than such expirations or declarations of invalidity which individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings challenging any of the patents or patent applications required to be listed in Section 3.02(k)(i) of the Parent Disclosure Schedule and owned by Parent or any of its Subsidiaries (or, to Parent’s Knowledge, challenging any such patents or patent applications licensed to Parent or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than such interferences, oppositions, reissues, reexaminations or proceedings that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries have used commercially reasonable efforts to maintain their material trade secrets in confidence.

(l)            Voting Requirements.  At the Parent Stockholders’ Meeting or any adjournment or postponement thereof, the affirmative vote of: (i) a majority of the outstanding shares of Parent Common Stock is the only vote of any class or series of capital stock of Parent necessary to adopt the Amendment; and (ii) a majority of the shares of Parent Common Stock cast in respect of the Shares Issuance is the only vote of any class or series of capital stock of Parent necessary to approve the Share Issuance, provided that the total number of shares voted in person or by proxy in respect of the Share Issuance exceeds 50% of the total number of shares entitled to vote on the matter (collectively, the “Parent Stockholder Approval” and, together with the Company Shareholder Approval, the “Shareholder Approvals”).

(m)          Regulatory Compliance.  As to each product subject to the FDCA or similar Legal Provisions in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by Parent or any of its Subsidiaries (a “Parent Medical Device”), each such Parent Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance or marketing approval to market a Parent Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association’s guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Parent or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Parent Medical Device of any Legal Provision, in the case of (A) and (B), that individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

(i)            No Parent Medical Device is under consideration by senior management of Parent or any of its Subsidiaries for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2002.  No proceedings in the United States or outside of the United States of which Parent has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Parent Medical Device are pending against Parent or any of its Subsidiaries or any licensee of any Parent Medical Device which individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

(ii)           As to each Parent Medical Device of Parent or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, Parent and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Legal Provisions and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  In addition, Parent and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Legal Provisions, except for any such failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(iii)          No article of any Parent Medical Device manufactured and/or distributed by Parent or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Legal Provisions), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(iv)          Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.  Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a(b) or any similar Legal Provision.  Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Legal Provision.

(v)           Since January 1, 2002, neither Parent nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced,

or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any medical device produced at any facility where any Parent Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(vi)          To the Knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting Parent or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Parent Material Adverse Effect.

(n)           Compliance With Law; Environmental.  (i) Except with respect to Environmental Laws, regulatory compliance and taxes, which are the subjects of this Section 3.02(n), 3.02(m) and 3.02(r), respectively, each of Parent and its Subsidiaries is in compliance with all Legal Provisions applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and its Subsidiaries has in effect all Permits, including all Permits under the FDCA, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Since January 1, 2000, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  The consummation of the Merger, in and of itself, would not cause the revocation or cancelation of any such Permit that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

(ii)           Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) during the period of ownership or operation by Parent or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there have been no Releases of Hazardous Materials in, on, under or affecting any properties which would subject Parent or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by Parent or any of its Subsidiaries for remediation to meet applicable standards thereunder; (B) prior to and after, as applicable, the period of ownership or operation by Parent or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, to the Knowledge of Parent, there were no Releases of Hazardous Materials in, on, under or affecting any properties which would subject Parent or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by Parent or any of its Subsidiaries for remediation to meet applicable standards thereunder; (C) neither Parent nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and (D) to the Knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting Parent or any of its Subsidiaries relating to or arising under Environmental Laws.

(o)           Financing.  Parent has provided to the Company a complete and accurate copy of the amended and restated commitment letter (the “Commitment Letter”) of Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Bank of America, N.A. (the “Lenders”) addressed to Parent and dated as of January 16, 2006 pursuant to which the Lenders have committed to provide, in connection with the Cash Portion of the Merger Consideration, senior credit facilities of up to $7 billion and an interim loan of up to $7 billion, subject to the terms and conditions contained in the Commitment Letter (such credit facilities and term loan are collectively referred to as the “Financing”).  The funds provided by the Financing, together with Parent’s cash on hand (as of the Effective Time), will be sufficient to fully fund the Cash Portion of the Merger Consideration.  The Commitment Letter is not subject to any conditions other than as set forth therein, has been duly executed by Parent and by all other parties thereto and is in full force and effect on the date hereof.  All commitment and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including any assumptions) set forth in the Commitment Letter inaccurate.  Assuming no breach or default by the Company under this Agreement, to the knowledge of Parent, there is no fact or occurrence known to Parent as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied on or before the Effective Time.

(p)           Subsidiaries.  Section 3.02(p) of the Parent Disclosure Schedule lists, as of the date hereof, (i) each Significant Subsidiary of Parent (including its state of incorporation or formation) and (ii) each other Subsidiary of Parent.  All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of Parent, is directly or indirectly owned by Parent.  All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by Parent have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(q)           Contracts.  None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(r)            Taxes.  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)              All tax returns required by applicable Law to have been filed with any taxing authority by, or on behalf of, Parent or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such tax returns are true and complete in all material respects.

(ii)             Parent and each of its Subsidiaries has paid (or has had paid on its behalf) all taxes due and owing, and Parent’s most recent financial statements included in the Filed Parent SEC Documents reflect an adequate accrual for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(iii)            There are no Liens or encumbrances for taxes on any of the assets of Parent or any of its Subsidiaries other than for taxes not yet due and payable.

(iv)            Parent and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes.

(v)             No written notification has been received by Parent or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of Parent or its Subsidiaries.

(vi)            There is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and, to the Knowledge of Parent, foreign taxes with respect to Parent or any of its Subsidiaries nor has any request been made for any such extension.

(vii)           No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which Parent or any of its Subsidiaries currently does not file tax returns, alleging that Parent or any of its Subsidiaries has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction.

(viii)          Neither Parent nor any of its Subsidiaries joins or has joined, for any taxable period during the eight years prior to the date of this Agreement, in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and, to the Knowledge of Parent, foreign tax return other than consolidated tax returns for the consolidated group of which Parent is the common parent.

(ix)            Neither Parent nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x)             Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(xi)            Neither Parent nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2)

(s)           Title to Properties.  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business.  Each of Parent and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which Parent is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

SECTION 4.01.  Conduct of Business.  (a)  Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i)            (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (1) cash dividends payable by the Company in respect of shares of Company Common Stock consistent with past practice and not exceeding $0.10 per share of Company Common Stock per fiscal quarter, (2) dividends and distributions in connection with the Rights Agreement and (3) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans or the ESPP or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with Company Stock Based Awards, in each case in accordance with their terms on the date hereof, and (y)the issuance of Company Rights and shares of the Company’s capital stock pursuant to the Company Rights or the Rights Agreement);

(iii)          amend (x) the Company Articles or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries or (y) the Indenture dated as of January 18, 1996 between the Company and Citibank, N.A., with respect to the 6.15% Senior Unsecured Notes due February 15, 2006 of the Company (the “Company Notes”), in each case except as may be required by applicable Law or the rules and regulations of the SEC or the NYSE;

(iv)          directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets, except for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice and (3) acquisitions of material intellectual property rights in respect of cross-licenses permitted in connection with the discharge, settlement or satisfaction of claims and litigation under clause (viii) below;

(v)           (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein (including securitizations), except for (1) sales of inventory and used equipment in the ordinary course of business consistent with past practice and (2) licenses of Intellectual Property Rights permitted in connection with the discharge, settlement or satisfaction of claims and litigation under clause (viii) below, or (y) enter into, modify or amend any lease of material property, except for modifications or amendments that are not materially adverse to the Company and its Subsidiaries, taken as a whole;

(vi)          (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business consistent with past practice under the Company’s commercial paper program, in an aggregate amount not to exceed $800,000,000 at any time outstanding) or (y) make any loans or advances to any other person, other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice, which would result in the aggregate principal amount of all of the outstanding foregoing loans and advances of the Company and its Subsidiaries exceeding $25,000,000;

(vii)         make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.01(a)(vii) of the Company Disclosure Schedule;

(viii)        except as required by Law or any judgment by a court of competent jurisdiction, (v) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any material indebtedness, (x) waive or assign any claims or rights of material value, (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix)           enter into (1) any material Contract that would be of a type referred to in Section 3.01(i)(2)(A) or (2) any other material Contract that would be of a type referred to in Section 3.01(i)(2)(B) or (C) and, in the case of this clause (2), that (A) would reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted or (B) would reasonably be expected to have a material adverse effect on the reasonably expected benefits of the Merger to Parent;

(x)            enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

(xi)           enter into any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii)          except as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Law or to comply with any Company Benefit Plan, Company Benefit Agreement or other Contract entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (A) adopt, enter into, terminate or amend (I) any collective bargaining Contract or Company Benefit Plan or (II) any Company Benefit Agreement or other Contract, plan or policy involving the Company or any of its Subsidiaries and Key Personnel, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries other than Key Personnel, (C) grant or pay any severance or termination pay, except for severance or termination pay granted or paid in the ordinary course of business consistent with past practice, to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than Key Personnel, (D) remove any existing restrictions in any Company Benefit Agreements, Company Benefit Plans or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder or (G) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xiii)         except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(xiv)        authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)  Conduct of Business by Parent.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(b) of the Parent Disclosure Schedule or as consented to in writing in advance by the Company or as otherwise permitted or required by this Agreement, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(b) of the Parent Disclosure Schedule or as otherwise permitted or required pursuant to this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent:

(i)            amend, or propose or agree to amend, the Parent Certificate or the Restated By-laws of Parent in any manner that would adversely affect the consummation of the Merger;

(ii)           take any other action that could reasonably be expected to cause the Financing not to be available on a timely basis in connection with Parent’s obligation to pay the Merger Consideration upon consummation of the Merger;

(iii)          (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parents to its shareholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of any Parent stock incentive plans in effect on the date hereof (such plans, collectively, the “Parent Stock Plans”) or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between Parent or any of its Subsidiaries and any director or employee of Parent or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to the Company);

(iv)          issue, deliver, sell or grant any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom”

stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Parent Common Stock upon the exercise of all outstanding options to purchase shares of Parent Common Stock or in connection with Parent stock based awards, in each case in accordance with their terms on the date hereof), other than (x) pursuant to any acquisition or similar agreements entered into prior to the date of this Agreement (which in the aggregate provide for the issuance of not more than 2,250,000 shares of Parent Common Stock) or (y) in connection with any acquisitions permitted under clause (v) of this Section 4.01(b);

(v)           directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person that is material to Parent or (y) any asset or assets material to Parent, except for (1) capital expenditures involving consideration up to an aggregate amount not to exceed $250,000,000 and (2) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

(vi)          (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein (including securitizations), except for sales of accounts receivable, inventory and used equipment in the ordinary course of business consistent with past practice or (y) enter into, modify or amend any lease of material property, except for modifications or amendments that are not materially adverse to Parent and its Subsidiaries, taken as a whole;

(vii)         enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Parent Material Adverse Effect, (B) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

(viii)        except as required by GAAP, revalue any material assets of Parent or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(ix)           authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(c)           Other Actions.  The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(d)           Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and,

in the case of Parent, made by Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) or (ii) it (and, in the case of Parent, Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

(e)           Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) timely file all material tax returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (B) timely pay all material taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable but not yet due; (D) promptly notify Parent of any material suit, claim, action, investigation, audit or similar proceeding (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of tax and not settle or compromise any tax liability in excess of $10 million for individual claims, or $50 million in the aggregate, without Parent’s prior written consent, which shall not be unreasonably withheld; (E) not make any material tax election, other than with Parent’s prior written consent or other than in the ordinary course of business consistent with past practice; and (F) cause all existing tax sharing agreements, tax indemnity agreements and similar agreements, arrangements or practices to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.  Any tax returns described in this Section 4.01(d) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income, including by deferring income or accelerating deductions.  The Company shall notify Parent upon the filing of any such material tax return and shall make such tax returns available to Parent.

SECTION 4.02.  No Solicitation.  (a)  The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company.  The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.  Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b)           Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the adoption or recommendation by such

Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”).  Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to Section 4.02(c), the Board of Directors of the Company may (x) make a Company Adverse Recommendation Change if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) a Parent Material Adverse Effect has occurred and (B) as a result thereof such action is consistent with their fiduciary duties under applicable Laws or (y) in response to a Takeover Proposal that the Board reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 4.02, (1) make a Company Adverse Recommendation Change or (2) cause the Company to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to clause (y) until after the fifth business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period).  In determining whether to make a Company Adverse Recommendation Change or to cause the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal or otherwise.

(c)           In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing (i) of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal and (ii) if the Board of Directors of the Company is considering, or has decided to consider, whether any change, effect, event, occurrence, state of facts or development constitutes a Parent Material Adverse Effect.  The Company shall (x) keep Parent fully informed in all material respects of the status and details (including any change to the terms thereof) of any Takeover Proposal, (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal and (z) keep Parent fully informed in all material respects of the status and details of any determination by the Company’s Board of Directors with respect to a potential Parent Material Adverse Effect.

(d)           Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b) (it being understood that any accurate disclosure of factual information to the shareholders of the Company that is required to be made to such shareholders under applicable federal securities Laws shall not be considered a modification prohibited by clause (i)(A) of Section 4.02(b)).

ARTICLE V

Additional Agreements

SECTION 5.01.  Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meetings.  (a)  As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of the Company relating to the meeting of the Company’s shareholders (the “Company Shareholders’ Meeting”) to be held to consider approval of this Agreement and to be sent to the stockholders of Parent relating to the meeting of Parent’s stockholders to be held to vote on the Amendment and Share Issuance (the “Parent Stockholders’ Meeting” and, together with the Company Shareholders’ Meeting, the “Shareholders’ Meetings”) and (ii) Parent shall prepare and file with the SEC a registration statement on Form S 4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Share Issuance.  Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger.  Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement.  As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its respective shareholders and stockholders.  No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.  The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

(b)           The Company shall use its reasonable best efforts to, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting solely for the purpose of obtaining the Company Shareholder Approval.  Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and shall include such recommendation in the Proxy Statement.  Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

(c)           Parent shall use its reasonable best efforts to, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting solely for the purpose of obtaining the Parent Stockholder Approval.  Parent shall, through its Board of Directors, recommend to its stockholders that they vote in favor of the Amendment and Share Issuance and shall include such recommendation in the Proxy Statement (the “Parent Recommendation”).  The Board of Directors of Parent shall not withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the Parent Recommendation; provided, however, that none of the following shall constitute a breach of this Section 5.01(c): (1) the disclosure by the Board of Directors of Parent or Parent of any factual information to the stockholders of Parent that is required to be made to such stockholders under applicable Law or (ii) the disclosure to such stockholders of any conclusions that would have been made by the Board of Directors of Parent based on such information had such information existed on or prior to the date of this Agreement.

SECTION 5.02.  Access to Information; Confidentiality ..

(a)           To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).  Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated as of December 7, 2005 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.  The Confidentiality Agreement shall survive any termination of this Agreement.  Notwithstanding the terms of the Confidentiality Agreement, Parent and the Company agree that until the earlier of the consummation of this Agreement or the six month anniversary of the date of the termination of this Agreement, as applicable, each party and its respective Subsidiaries shall not, without the other party’s prior written consent, directly or indirectly solicit for employment (other than through advertising in newspapers or periodicals of general circulation or recruiters’ searches, in each case not specifically directed at the other party’s employees) any executive officer of the other party or any other person currently employed by the other party or any of its Subsidiaries with whom it has contact or who is identified to such party in connection with discussions between the parties in connection with entering into this Agreement.  No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

(b)           To the extent permitted by applicable Law, Parent shall afford to the Company and its Representatives reasonable access to Parent’s personnel and records (i) on a basis consistent with the Company’s access to such personnel and records prior to the date hereof in connection with the Company’s due diligence review of Parent and its Subsidiaries in connection with the transactions contemplated hereby and (ii) to the extent reasonably necessary for the Company to determine whether the conditions set forth in Section 6.03 are satisfied.

SECTION 5.03.  Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible and (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including any such consents, approvals or waivers required in connection with any Divestiture.  In connection with and without limiting the foregoing, the Company and Parent shall (A) duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act and (B) duly make all notifications and other filings required (i) under the EC Merger Regulation (together with the HSR Filings, the “Antitrust Filings”) or (ii) under any other applicable competition, merger control, antitrust or similar Law that the Company and Parent deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable.  The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act, the EC Merger Regulation or other Laws, as applicable.  Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its Antitrust Filings and, if requested, to promptly amend or furnish additional information thereunder.  Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Entity in connection with the transactions contemplated by this Agreement and the material communications between such party and such Governmental Entity.  Each party shall without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Entity, (3) not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate therein, (4) furnish the other with copies of all filings and communications between it and any such Governmental Entity with respect to the transactions contemplated by this Agreement, and (5) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity.  Such materials and the information contained therein shall be given only to the outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers, or directors of their client unless express permission is obtained in advance from the disclosing party or its legal counsel.  Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from an Antitrust Authority with respect to the transactions contemplated by this Agreement.  The Company and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, Parent and its Affiliates shall be required to agree to Divestitures to one or more purchasers approved by the Federal Trade Commission and the European Commission and in a manner approved by such entities of such assets, including technologies, that currently constitute: (a) the vascular intervention and endovascular businesses of the Company; (b) all assets of Parent that relate to cardiac ablation and beating heart surgery products, including, but not limited to, Parent’s equity and equity option interests in Endoscopic Technologies Inc., as well as the Company’s cardiac ablation and beating heart surgery assets collaterally impacted by the Divestitures referred to in section (a) above; and (c) all of Parent’s equity interests in Cameron Health, Inc. (it being agreed that Parent will not exercise its option to acquire any additional equity interests in Cameron Health, Inc. without obtaining the prior consent of the Federal Trade Commission).  For purposes of this Agreement, a “Divestiture” of any asset shall mean (i) any sale, transfer, license, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing relationships and contractual rights.  It is agreed and understood that, for purposes of this Agreement, a Divestiture of a business unit, product line or development program may include (x) the transfer of any and all assets primarily relating to that business unit or to the research, development, manufacture, marketing or sale of that product line or development program and (y) licensing or otherwise making available assets that are related, but not primarily, to that business unit, product line or development program; provided that Parent, the Company or their Affiliates will be entitled to a license back of, or otherwise have made available to them, transferred assets to the extent that such assets otherwise relate to other retained businesses, product lines or development programs of Parent, the Company or any of their respective Affiliates.  It is understood and agreed by the parties that, for purposes of this Agreement, the effect of any Divestiture required to be made pursuant to this Section 5.03 shall not, directly, or indirectly, be deemed to result in a breach of the representations and warranties set forth herein.  In implementing Section 5.03 of this Agreement, Parent shall use reasonable best efforts to obtain any required consents, approvals and waivers from third parties in connection with any Divestitures.

SECTION 5.04.  Company Stock Options; ESPP.  (a)  As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)            each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Parent

Common Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Exchange Ratio and (y) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Cash Portion Option Exchange Multiple, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the shares of Company Common Stock subject to such Company Stock Option by (2) the aggregate number of shares of Parent Common Stock to be subject to such Company Stock Option after giving effect to the adjustments in this clause (i) (each, as so adjusted, an “Adjusted Option”); and

(ii)           make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

(b)           As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (iii) the ESPP shall terminate immediately following such purchases of Company Common Stock.

(c)           The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(d)           The adjustments provided in Section 5.04(a) with respect to any Company Stock Option to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.  As soon as practicable following the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and the Contracts evidencing the grants of such Adjusted Options, which shall provide, among other things, that such Adjusted Options and Contracts have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.04 after giving effect to the Merger).

(e)           Except as otherwise contemplated by this Section 5.04 and except to the extent required under the respective terms of the Adjusted Options, all restrictions or limitations on transfer and vesting with respect to Adjusted Options, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such Adjusted Options after giving effect to the Merger and the assumption by Parent as set forth above.

(f)            As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of Parent Common Stock subject to issuance upon the exercise of the Adjusted Options.  The Company shall cooperate with, and assist Parent in the preparation of, such registration statement.  Parent shall keep such registration statement effective (and to maintain the current status of the prospectus required thereby) for so long as any Adjusted Options remain outstanding.

(g)           For purposes of this Agreement, “Cash Portion Option Exchange Multiple” means the quotient obtained by dividing (x) the Cash Portion by (y) the Average Parent Stock Price.

(h)           For purposes of this Agreement, “Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), for the 15 trading days ending on the third trading day immediately preceding the Effective Time.

(i)            Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

SECTION 5.05.  Indemnification, Exculpation and Insurance.  (a)  Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Articles, the Company By-laws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)           In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the

Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.  In the event (A) the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions or (B) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in Section 5.05(a), Parent will either guarantee such obligations or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished in any material respect.

(c)           For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii)request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in satisfying its obligation under this Section 5.05(c), neither the Company nor Parent shall be obligated to pay more than in the aggregate the amount set forth in Section 5.05(c) of the Company Disclosure Schedule to obtain such coverage.  It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall only be obligated to provide such coverage as may be obtained for such aggregate amount.

(d)           The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 5.06.  Fees and Expenses.  (a)  Except as provided in paragraphs (b), (c) and (d) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement shall be shared equally by Parent and the Company.

(b)           In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e) (other than as a result of a Company Adverse Recommendation Change following the occurrence of a Parent Material Adverse Effect), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) (A) prior to the obtaining of the Company Shareholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Company

Shareholder Approval is not held or the Company Shareholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $800,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C).  For purposes of clause (iii)(C) of the immediately preceding sentence only, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a) except that all references to “15%” therein shall be deemed to be references to “35%”.

(c)           In the event that (i) the Parent Stockholder Approval shall not have been obtained and this Agreement is terminated thereafter by either party, (ii) the Parent Stockholders’ Meeting is not held and this Agreement is terminated pursuant to Section 7.01(b)(i), or (iii)(A) this Agreement is terminated pursuant to Section 7.01(b)(i), 7.01(b)(ii) or 7.01(c)(ii) and (B) at the time of any such termination all of the conditions set forth in Article VI have been satisfied or waived except for any of the conditions set forth in Section 6.01(b), 6.01(c), 6.01(d), 6.02(c) or 6.02(d) (in the case of Sections 6.01(d), 6.02(c) and 6.02(d), only to the extent that the conditions set forth therein have not been satisfied due to a suit, action or proceeding by any national Governmental Entity or the imposition of a Restraint, in either case relating to competition, merger control, antitrust or similar Laws), then, in any such event set forth in clauses (i) through (iii) above, Parent shall pay to the Company a fee equal to $800,000,000 (the “Company Termination Fee”) by wire transfer of same-day funds on the first business day following the date of such termination of this Agreement.

(d)           The Company and Parent acknowledge and agree that the agreements contained in Sections 5.06(b) and 5.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, (i) if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made; and (ii) if Parent fails promptly to pay the amounts due pursuant to Section 5.06(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Company Termination Fee Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

SECTION 5.07.  Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08.  Affiliates.  As soon as practicable after the date of this Agreement, the Company shall deliver to Parent a letter identifying all persons who at the time this Agreement is submitted for adoption by the shareholders of the Company may be deemed to be “affiliates” of the Company for purposes of Rule 145 under the Securities Act.  The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

SECTION 5.09.  Stock Exchange Listing.  To the extent Parent does not issue or intend to issue treasury shares in the Merger or to holders of Adjusted Options that are already listed, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and to holders of Adjusted Options to be promptly approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 5.10.  Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 5.11.  Employee Matters.  (a)  (i) For a period of twelve months following the Effective Time, the employees of the Company and its Subsidiaries who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to such employees immediately prior to the Effective Time; (ii) for the six-month period immediately following the expiration of the twelve-month period described in the preceding clause (i), the Continuing Employees shall receive employee benefits that in the aggregate are substantially comparable to either the employee benefits provided to such employees immediately prior to the Effective Time or the employee benefits provided to similarly situated employees of Parent and its Subsidiaries; and (iii) for a period of not less than eighteen months following the Effective Time, the Continuing Employees shall receive base salary or wage rates that are not less than those in effect for such Continuing Employees immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

(b)           Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

(c)           Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for the company matching contribution under Parent’s 401(k) savings plan (it being understood that each Continuing Employee who was participating in the Company’s 401(k) savings plan immediately prior to becoming eligible to participate in Parent’s 401(k) savings plan shall be immediately eligible for the company matching contribution under Parent’s 401(k) savings plan) and (v) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii), (iv) and (v), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation, it being Parent’s current intention to do so), but not for purposes of any other employee benefit plan of Parent.

(d)           With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e)           Subject to the provisions of Section 5.11(a) through (d), Parent shall assume all obligations under and honor in accordance with their terms, and shall cause the Surviving Corporation to honor in accordance with their terms, the Company Benefit Plans and Company Benefit Agreements listed on Section 5.11(e) of the Company Disclosure Schedule (as modified, if applicable, as agreed between Parent and individual employees of the Company or its Subsidiaries).  Parent acknowledges and agrees that the Merger will constitute a “change in control” within the meaning of the Company Benefit Plans and Company Benefit Agreements which include a definition of such (or substantially similar) concept, except to the extent otherwise agreed between Parent and individual employees of the Company and its Subsidiaries.

(f)            Notwithstanding the foregoing provisions of Section 5.11, the provisions of Section 5.11(a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans).  With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the

Surviving Corporation and its Subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

SECTION 5.12.  Company Notes.  Each of the Company, Parent and Sub shall take each action required to be taken by such party pursuant to the Indenture dated as of January 18, 1996, between the Company and Citibank, N.A., with respect to the Company Notes, as necessary to consummate the Merger and the other transactions contemplated by this Agreement in compliance therewith.

SECTION 5.13.  Rights Agreement.  The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(v)) requested by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.  Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Company Rights) to facilitate a Takeover Proposal.

SECTION 5.14.  Termination Fee.  The Company shall, within one business day hereof, pay to J&J the full amount of the Parent Termination Fee (as defined in the J&J Agreement) in accordance with Section 5.06(b)(ii) of the J&J Agreement.  Upon the payment of such fee by the Company in accordance with the previous sentence, Parent shall, within one business day of receipt of written notice of such payment, reimburse the Company for the full amount of such fee.  If this Agreement is terminated by Parent pursuant to Section 7.01(c)(i) or if this Agreement is terminated in circumstances requiring payment of the Termination Fee pursuant to Section 5.06(b), then the Company shall reimburse Parent for the Parent Termination Fee, which reimbursement will be made by wire transfer of same-day funds.  Any such reimbursement by the Company shall be made at the time of termination in the case of a termination pursuant to Section 7.01(c)(i) and at the time that the Termination Fee is paid to Parent in the case of a termination of this Agreement in circumstances requiring payment of the Termination Fee.

SECTION 5.15.  Sale of Certain Assets Prior to Closing.  (a) If requested by Parent, the Company shall, immediately prior to the Closing, assume and agree to perform all of Parent’s obligations under the Transaction Agreement (other than in respect of the equity issuance thereunder), including that the Company will assume Parent’s obligation thereunder to, and shall, consummate the sale of the Assets to the Purchaser (as such terms are defined in the Transaction Agreement) immediately prior to the Closing; provided, however, that the Company shall have no obligation to assume and perform any such obligations or to consummate the sale of the Assets unless all of the conditions to the parties’ respective obligations to consummate the Closing as set forth in Article VI of this Agreement shall have been satisfied or (to the extent permitted by applicable Law) waived, and each of Parent and Sub shall have notified the Company, and the Company shall have notified Parent and Sub, in writing that it is ready, willing and able to consummate the Closing.

 (b)          The Company shall promptly execute, acknowledge and deliver any other assurances or documents, including any form of assignment and assumption agreement,

reasonably requested by Parent and necessary for the Company to satisfy its obligations under clause (a) of this Section 5.15.

ARTICLE VI

Conditions Precedent

SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a)           Shareholder Approvals.  The Shareholder Approvals shall have been obtained.

(b)           NYSE Listing.  The shares of Parent Common Stock issuable to the shareholders of the Company and to holders of Adjusted Options as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c)           Antitrust.  (i)  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) the European Commission shall have issued a decision under Article 6(1)(b), 8(1) or 8(2) of the EC Merger Regulation (or shall have been deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Merger compatible with the EC Common Market (and/or, as may be the case, any national competition authority in the EC to which all or part of the case may have been transferred shall have issued a decision with similar effect or have been deemed to have done so).

(d)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(e)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

SECTION 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i)  The representations and warranties of the Company contained in Sections 3.01(c), 3.01(d), 3.01(g)(iv) (but only with respect to current and former directors and Tier I Employees), 3.01(i)(2)(A), 3.01(q), 3.01(r) (but not with respect to the last sentence thereof) and 3.01(v) of this Agreement that are qualified as to materiality or by reference to Material Adverse Effect or Material Adverse Change shall be true and correct, and such representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (ii) the representations and warranties of the Company contained in Sections 3.01(i)(2)(B) and (C) shall be true and correct as of the date of this Agreement as though made on the Closing Date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such date, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the reasonably expected benefits of the Merger to Parent and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (iii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or Material Adverse Change set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)           No Litigation.  There shall not be pending any suit, action or proceeding by any national Governmental Entity (i) seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to impose limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation, (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Affiliates, (iv) seeking any Divestiture that is not required to be effected pursuant to the terms of this Agreement or (v) that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect.

(d)           Restraints.  No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (v) of paragraph (c) of this Section 6.02 shall be in effect.

SECTION 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent and Sub contained in Sections 3.02(b) and 3.02(l) of this Agreement that are qualified as to materiality or by reference to Parent Material Adverse Effect or Parent Material Adverse Change shall be true and correct, and such representations and warranties of Parent that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect or Parent Material Adverse Change set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)           Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approvals:

(a)           by mutual written consent of Parent, Sub and the Company;

(b)           by either Parent or the Company:

(i)            if the Merger shall not have been consummated on or before September 30, 2006; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii)           if any Restraint having any of the effects set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable; or

(iii)          if either of the Shareholder Approvals shall not have been obtained at the respective Shareholders’ Meetings duly convened therefor or at any adjournment or postponement thereof;

(c)           by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is not cured, or incapable of being cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (v) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d)           by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is not cured, or is incapable of being cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

(e)           by Parent, in the event that prior to the obtaining of the Company Shareholder Approval (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails publicly to reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal; or

(f)            by the Company, in accordance with the terms and subject to the conditions of Section 4.02(b).

SECTION 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section 3.01(s) and 3.02(g), the second, third and fourth sentences of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approvals; provided, however, that after either such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company or the stockholders of Parent, as applicable, without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.05.  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by applicable Law.

ARTICLE VIII

General Provisions

SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760

Telecopy No.: (508) 650-8960

Attention:  General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

Telecopy No.: (212) 848-7179

Attention:      Peter D. Lyons

Clare O’Brien

if to the Company, to:

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, IN 46204

Telecopy No.:  (317) 971-2119

Attention:  General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606

Telecopy No.:  (312) 407-0411

Attention:      Charles W. Mulaney, Jr.

Brian W. Duwe

SECTION 8.03.  Definitions.  For purposes of this Agreement:

(a)           an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b)           “Knowledge” means, when used in connection with the Company or any Subsidiary of the Company with respect to any matter in question, the actual knowledge of the Company’s or any such Subsidiary’s executive officers after making due inquiry of the current Tier I Employees and Tier II Employees having primary responsibility for such matter; and, when used in connection with Parent or any Subsidiary of Parent with respect to any matter in question, the actual knowledge of Parent’s executive officers after making due inquiry of the current employees having primary responsibility for such matter.

(c)           “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect:  (A) any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets or the economy in general, (2) in the industries in which the Company or any of its Subsidiaries operates in general, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company or any of its Subsidiaries, or (3) resulting from any Divestiture required to be effected pursuant to the terms of this Agreement, (B) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or a Material Adverse Change), or (C) any effect on the Company’s business relating to or arising from any product recalls announced by the Company prior to the date of this Agreement, or any related pending or future litigation, investigations by Governmental Entities or other developments.

(d)           “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Change or Parent Material Adverse Effect:  (A) any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets or the economy in general, (2) in the industries in which Parent or any of its Subsidiaries operates in general, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Parent or any of its Subsidiaries or (3) resulting from any Divestiture required to be effected pursuant to the terms of this Agreement or (B) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect or a Parent Material Adverse Change).

(e)           “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(f)            a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(g)           “Transaction Agreement” means the Transaction Agreement, dated as of January 8, 2006, and as amended by Amendment No. 1 and Amendment No. 2, each dated as of January 16, 2006, between Parent and Abbott Laboratories, pursuant to which Parent has agreed, among other things, to sell certain assets of the Company to the purchaser thereunder.

SECTION 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Schedule.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

SECTION 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

SECTION 8.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of New York.

SECTION 8.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BOSTON SCIENTIFIC CORPORATION,

by
/s/ James R. Tobin
Name:	James R. Tobin
Title:	Chief Executive Officer

GALAXY MERGER SUB, INC.

by
/s/ Lawrence J. Knopf
Name:	Lawrence J. Knopf
Title:	President

GUIDANT CORPORATION

by
/s/ James M. Cornelius
Name:	James M. Cornelius
Title:	Chairman & CEO

ANNEX I
TO THE AMENDED AND RESTATED MERGER AGREEMENT

Index of Defined Terms

Term

Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(d)
Adjusted Option	Section 5.04(a)
Affiliate	Section 8.03(a)
Agreement	Preamble
Amendment	Recitals
Antitrust Filings	Section 5.03
Articles of Merger	Section 1.03
Average Parent Stock Price	Section 5.04(h)
Cash Portion	Section 2.01(c)
Cash Portion Option Exchange Multiple	Section 5.04(g)
Certificate	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
Closing Price	Section 2.02(e)
Code	Section 2.02(j)
Commitment Letter	Section 3.02(o)
Commonly Controlled Entity	Section 3.01(l)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Articles	Section 1.05
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(l)
Company By-laws	Section 3.01(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.01
Company Notes	Section 4.01(a)
Company Pension Plan	Section 3.01(l)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company Rights	Section 3.01(v)
Company SEC Documents	Section 3.01(e)
Company Series A Preferred Stock	Section 3.01(c)
Company Shareholder Approval	Section 3.01(q)
Company Shareholders’ Meeting	Section 5.01(a)
Company Stock-Based Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Company Termination Fee	Section 5.06(c)
Company Welfare Plan	Section 3.01(l)

Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.11(a)
Contract	Section 3.01(d)
Divestiture	Section 5.03
EC Merger Regulation	Section 3.01(d)
Effective Time	Section 1.03
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(j)
ESPP	Section 3.01(c)
Excess Distribution	Section 4.01(d)
Exchange Act	Section 3.01(d)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)
FDA	Section 3.01(u)
FDCA	Section 3.01(j)
Filed Company SEC Documents	Section 3.01
Filed Parent SEC Documents	Section 3.02
Financing	Section 3.02(o)
Form S-4	Section 5.01(a)
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)
HSR Act	Section 3.01(d)
HSR Filing	Section 5.03
IBCL	Section 1.01
Intellectual Property Rights	Section 3.01(p)
Interest Portion	Section 2.01(c)
IRS	Section 3.01(l)
J&J	Recitals
J&J Agreement	Recitals
Key Personnel	Section 3.01(g)
Knowledge	Section 8.03(b)
Law	Section 3.01(d)
Legal Provisions	Section 3.01(j)
Lenders	Section 3.02(o)
Liens	Section 3.01(b)
Material Adverse Change	Section 8.03(c)
Material Adverse Effect	Section 8.03(c)
Medical Device	Section 3.01(u)
Merger	Recitals
Merger Consideration	Section 2.01(c)
New Rights Plan	Section 5.13
Non-U.S. Subsidiary	Section 4.01(d)
Notice of Superior Proposal	Section 4.02(b)
NYSE	2.02(e)

2

Order	3.01(d)
Paragraph 6	3.01(r)
Parent	Preamble
Parent Average Closing Stock Price	2.01(a)
Parent By-laws	3.02(a)
Parent Certificate	Recitals
Parent Common Stock	Recitals
Parent Disclosure Schedule	Section 3.02
Parent Intellectual Property Rights	Section 3.02(k)
Parent Material Adverse Change	Section 8.03(d)
Parent Material Adverse Effect	Section 8.03(d)
Parent Medical Device	Section 3.02(m)
Parent Preferred Stock	Section 3.02(h)
Parent Recommendation	Section 5.01(c)
Parent SEC Documents	Section 3.02(c)
Parent Stock Plans	Section 4.01(b)(iii)
Parent Stockholder Approval	Section 3.02(m)
Parent Stockholders’ Meeting	Section 5.01(a)
Permits	Section 3.01(j)
Person	Section 8.03(e)
Primary Company Executives	Section 3.01(m)
Proxy Statement	Section 3.01(d)
Representatives	Section 4.02(a)
Release	Section 3.01(j)
Restraints	Section 6.01(d)
Rights Agreement	Section 3.01(v)
SEC	Section 3.01(d)
Securities Act	Section 3.01(e)
Shareholder Approvals	Section 3.02(m)
Shareholders’ Meetings	Section 5.01(a)
Share Issuance	Recitals
Significant Subsidiary	Section 3.01(a)
Social Security Act	Section 3.01(u)
SOX	Section 3.01(e)
Stock Portion	Section 2.01(c)
Sub	Preamble
Sub Articles	Section 3.02(a)
Subsidiary	Section 8.03(g)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
Termination Fee	Section 5.06(b)
tax	Section 3.01(n)
taxing authority	Section 3.01(n)
tax return	Section 3.01(n)
Tier I Employee	Section 3.01(g)

3

Tier II Employee	Section 3.01(g)

4

EXHIBIT A
TO THE MERGER AGREEMENT

Restated Articles of Incorporation
of the Surviving Corporation

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is Guidant Corporation.

SECOND:  The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, without par value.

THIRD:  The street address of the Corporation’s initial registered office in Indiana is 307 East McCarty Street, Indianapolis 46285 and the name of its initial registered agent at that office is [Name of Agent].

FOURTH:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of Indiana.

FIFTH:  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH:  To the fullest extent permitted by the Business Corporation Law of the State of Indiana as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director or officer.

SEVENTH:  The Corporation shall, to the fullest extent permitted by Section 23-1-37 of the Business Corporation Law of the State of Indiana, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section.  Such indemnification shall be mandatory and not discretionary.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.  Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the Business Corporation Law of the State of Indiana advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer a written affirmation required by the Business Corporation

Law of the State of Indiana of his or her good faith belief that he or she has met the applicable standard of conduct established by the Business Corporation Law of the State of Indiana, together with an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the Business Corporation Law of the State of Indiana.  Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims.  Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

EIGHTH:  Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

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EXHIBIT B
TO THE MERGER AGREEMENT

Form of Affiliate Letter

Dear Sirs:

The undersigned, a holder of shares of common stock, without par value (“Company Common Stock”), of Guidant Corporation, an Indiana corporation (the “Company”), acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Securities and Exchange Commission (the “SEC”).  Pursuant to the terms of the Agreement and Plan of Merger dated as of January 25, 2006 (the “Merger Agreement”), among Boston Scientific Corporation, a Delaware corporation (“Parent”), Galaxy Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Sub”), and the Company, Merger Sub will be merged with and into the Company (the “Merger”), and in connection with the Merger, the undersigned is entitled to receive (i) that number of validly issued, fully paid and nonassessable shares shares of the common stock of Parent (“Parent Common Stock”) equal to the quotient determined by dividing $38.00 by the Parent Average Closing Stock Price (as defined below) and rounding the result to the nearest 1/10,000 of a share; provided, however, that if such quotient is less than 13167, the Exchange Ratio will be 1.3167 and if such quotient is greater than 1.6799, the Exchange Ratio will be 1.6799, (ii) $42.00 in cash, without interest, and (iii) if the Closing shall not have occurred on or prior to March 31, 2006, an amount in cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of the closing.  For the purposes of this letter, the term “Parent Average Closing Stock Price” means the average of the per share closing prices of Parent Common Stock on the NYSE during the 20 consecutive trading days ending on (and including) the date that is three trading days prior to the Closing.

If in fact the undersigned were an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available.  The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.  The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a “no-action” or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above.  The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates (i) if the undersigned provides evidence of compliance with Rule 145 to Parent, in the form of a letter in the form of Annex I hereto, or (ii) upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued pursuant to a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies.  The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933.  The shares may not be sold, pledged or otherwise transferred except in accordance with Rule 145, pursuant to a Registration Statement under the Securities Act of 1933 or in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent’s obligations to consummate the Merger.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Company as described in the first

2

paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

Dated:

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ANNEX I
TO EXHIBIT B

[Name]

[Date]

On                            , the undersigned sold the securities of Boston Scientific Corporation (“Parent”) described below in the space provided for that purpose (the “Securities”).  The Securities were received by the undersigned in connection with the merger of Galaxy Merger Sub, Inc., an Indiana corporation, with and into Guidant Corporation, an Indiana corporation.

Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended.  The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Dated:

EXHIBIT C
TO THE MERGER AGREEMENT

Form of Voting Agreement

VOTING AGREEMENT, dated as of January [    ], 2006 (this “Agreement”), between GUIDANT CORPORATION, an Indiana corporation (the “Company”), and [             ][, a [             limited partnership]] (the “Stockholder”).

WHEREAS, concurrently herewith, Boston Scientific Corporation, a Delaware corporation (“Parent”), Galaxy Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), and each issued and outstanding share of common stock, without par value, of the Company (“Company Common Stock”), other than shares of Company Common Stock directly owned by Parent, Merger Sub or the Company, will be converted into the right to receive (a) a number of validly issued, fully paid and nonassessable shares (the “Shares”) of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), (b) $42.00 in cash, without interest, and (c) if the Closing shall not have occurred on or prior to March 31, 2006, an amount in cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of the Closing;

WHEREAS, Stockholder beneficially owns [        ] Shares of Parent Common Stock (the “Owned Shares” and, together with any shares of Parent Common Stock of which Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase or upon exercise of options, warrants, conversion of other convertible securities or otherwise, are collectively referred to herein as the “Covered Shares”);

WHEREAS, in connection with, and as a condition to, the Merger, the stockholders of Parent must (i) adopt an amendment to Parent’s Second Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Parent Common Stock from 1,200,000,000 to 2,000,000,000 (the “Amendment”), and (ii) approve the issuance of the Shares to the shareholders of the Company pursuant to the terms of the Merger Agreement (the “Share Issuance”); and

WHEREAS, the Stockholder acknowledges that the Company is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement and would not enter into the Merger Agreement if the Stockholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.  Agreement to Vote.

(a)           Prior to any termination of this Agreement, the Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and (ii) vote (or caused to be voted) in person or by proxy all Covered Shares (A) in favor of the Amendment and the Share Issuance and (B) against any proposal, action or transaction involving Parent or any of its Subsidiaries, which proposal, action or transaction would impede, frustrate, prevent or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the approval of the Amendment or the Share Issuance.

(b)           THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, THE COMPANY, THE CHIEF EXECUTIVE OFFICER OF THE COMPANY AND THE SECRETARY OF THE COMPANY, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF THE COMPANY, AND ANY OTHER DESIGNEE OF THE COMPANY, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1.  THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(c)           Except as set forth in clause (a) of this Section 1, the Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of Parent.

(d)           If for any reason the proxy granted herein is not irrevocable, then, if instructed by the Company in writing, the Stockholder agrees to vote (or cause to be voted) the Covered Shares in a manner consistent with clause (a) of this Section 1.

2.  Termination.  This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by the Company to the Stockholder, such earliest date being referred to herein as the “Termination Date”; provided, however, that the provisions set forth in Section 10 to 17 shall survive the termination of this Agreement; provided, further, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement prior to termination.

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3.  Representations and Warranties.

(a)           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Stockholder as follows:

(i)            Organization and Authority.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(ii)           Consents; No Conflicts.  Except for the applicable requirements of the Exchange Act, the execution, delivery and performance by the Company of this Agreement do not and will not (A) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity, (B) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company, (C) conflict with or violate any Law or Order applicable to the Company or its assets, properties or businesses or (D) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party, except, in the case of clauses (C) and (D), as would not materially and adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)           Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to the Company as follows:

(i)            Ownership of Securities.  As of the date of this Agreement, [(A)] the Stockholder is the [record and] beneficial owner of, and has sole [or shared] voting power and sole [or shared] power of disposition with respect to, the Owned Shares, free and clear of Liens, proxies, powers of attorney, voting trusts or agreements (other than any Lien or proxy created by this Agreement or pursuant to any pledge in existence as of the date hereof, none of which would materially and adversely affect the ability of the Stockholder to carry out the Stockholder’s obligations under, and to consummate the transactions contemplated by, this Agreement)[, and (B) the Stockholder beneficially owns [            ] Shares of Parent Common Stock issuable upon the exercise of currently exercisable stock options].  [As of the date of this Agreement, Schedule I is true and correct in all material respects with respect to those Persons listed under John E. Abele.] [As of the date of this Agreement, Schedule I is true

3

and correct in all material respects with respect to those Persons listed under Pete Nicholas.]  As used in this Agreement, the terms “beneficial owner”, “beneficial ownership”, “beneficially owns” or “owns beneficially”, with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

(ii)           Organization and Authority.  [The Stockholder is a [limited partnership] duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by the Stockholder, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Stockholder.]  [The Stockholder has all necessary power and capacity to enter into, execute and deliver this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby.]  This Agreement has been duly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.  [If the Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable in accordance with its terms.]

(iii)          Consents; No Conflicts.  Except for the applicable requirements of the Exchange Act, the execution, delivery and performance by the Stockholder of this Agreement do not and will not (A) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity [or violate, conflict with or result in the breach of any provision of the organizational documents of the Stockholder], (B) conflict with or violate any Law or Order applicable to the Stockholder or the Stockholder’s assets, properties or businesses or (C) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Stockholder is a party, except, in the case of clauses (B) and (C), as would not materially and adversely affect the ability of the Stockholder to carry out the Stockholder’s obligations under, and to consummate the transactions contemplated by, this Agreement.

4.  Restriction on Transfer, Proxies.  The Stockholder hereby agrees, while this Agreement is in effect, not to (a) except as set forth in Section 7 hereof or pursuant to pledges in existence as of the date hereof (none of which would materially and adversely affect the ability of the Stockholder to carry out the Stockholder’s obligations under, and to consummate the transactions contemplated by, this Agreement), sell, transfer, pledge, encumber, assign or

4

otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares, (b) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (c) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

5.  Further Assurances.  From time to time, at the another party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

6.  Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in his capacity as a record holder and beneficial owner of Covered Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by the Stockholder acting in his capacity as a director or officer of Parent in a manner consistent with the Merger Agreement.

7.  Permitted Transfers.  Notwithstanding anything in this Agreement to the contrary, the Stockholder may transfer any or all of the Covered Shares, in accordance with provisions of applicable Law, to [his spouse, ancestors, descendants or] any trust controlled by the Stockholder for any of their benefit; provided, however, that, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with the Company to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement.

8.  No Control.  Nothing contained in this Agreement shall give the Company the right to control or direct Parent or Parent’s operations.

9.  Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

10.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

(a)           if to the Company:

Guidant Corporation

111 Monument Circle, 29th Floor

Indianapolis, IN 46204

5

Telecopy No.:  (317) 971-2119

Attention:  General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Telecopy No.:  (312) 407-0411

Attention:  Charles W. Mulaney, Jr.

   Brian W. Duwe

(b)           if to the Stockholder:

[                       ]

Telecopy No.:

11.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.  Entire Agreement; Assignment.  This Agreement (together with the Merger Agreement to the extent referred to herein) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto.

13.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

14.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement

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brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

15.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.   Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[STOCKHOLDER]

By:
Name:
[Title:]

GUIDANT CORPORATION

By:
Name:
Title: